EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

June 5, 2012

YTB INTERNATIONAL, INC.
APPOINTS ANDREW CAUTHEN AS PRESIDENT, CEO and DIRECTOR

Wood River, Illinois:

The Board of Directors of YTB International, Inc. [OTC: YTBLA] announced today that it has appointed Andrew Cauthen as President and CEO.  Mr. Cauthen has also been appointed as a Director to fill a vacancy on the Company’s Board. The appointments became effective on May 31, 2012.

Mr. Cauthen brings many years of executive leadership experience to his new role at YTB, spanning several industries. Most recently, Mr. Cauthen has served as a consultant to numerous domestic and international companies on project management, operations, and sales and marketing engagements.

Mr. Cauthen served as President and COO of YTB Marketing, Inc. (now known as YTB, Inc., a wholly owned subsidiary of YTB) from 2009 to 2010, and as President and COO of YTB from 2004 to 2009.

“We are delighted to have Andy back at YTB,” said Fred. E. Lutzeier, Director.  “Andy knows the industry, the Company, and all of our stakeholders well.  He is admired and respected, and we are fortunate that he was available to take up the leadership reins at this pivotal time for the Company,” Mr. Lutzeier added.

Earlier this month, YTB announced that it was embarking on a reorganization plan to refocus on organizational improvement and operational execution.  The plan entails a renewed commitment to its core travel services offerings, a review of product distribution programs, and cost reduction initiatives.

“I’m truly excited to be back at YTB,” Mr. Cauthen said, “and appreciate the confidence of the Board. There are a number of challenges for YTB, and we are going to confront them as opportunities for improvement. We have a supportive group of corporate and field leaders, and we will be working together diligently on a plan for energizing and growing the Company. We will work hard to regain a respected position in the travel industry.”

YTB is a leading marketer of Internet-based travel services and products.  More information about the company is available at: www.ytb.com.

For more information about this release, please contact:  David B. Groce, Interim General Counsel, at 618-216-4120.